Exhibit 99.1

For Release: January 25, 2012

Contact: Lisa Razo, Merchants Bank, at (802) 865-1838

Merchants Bancshares, Inc. Announces Strong Fourth Quarter and Annual
2011 Results

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $14.62 million, or diluted earnings per share of $2.35 for the year ended December 31, 2011, compared to earnings of $15.46 million, or diluted earnings per share of $2.51 for the year ended December 31, 2010. Earnings for the fourth quarter of 2011 were $3.71 million, or diluted earnings per share of $0.59. This compares with net income of $2.54 million, or diluted earnings per share of $0.41 for the fourth quarter of 2010. The return on average assets was 0.95% and 0.97% for the quarter and year ended December 31, 2011, respectively, compared to 0.68% and 1.07% for the same periods in 2010. The return on average equity was 13.77% and 14.11% for the quarter and year ended December 31, 2011, respectively, compared to 10.31% and 16.18% for the same periods in 2010. We previously announced the declaration of a dividend of $0.28 per share, payable February 16, 2012, to shareholders of record as of February 2, 2012. This quarter represents our 61st consecutive quarterly dividend payment and our 25th consecutive quarter at the current payout level.

“We are very pleased to report not only a very strong fourth quarter but the second most profitable year in our history. Highlights for the year include exceptional organic growth in loans, deposits and trust fees. At the same time asset quality improved throughout the year and finished at very favorable levels for both delinquencies and nonperforming assets,” commented Michael R. Tuttle, our President and Chief Executive Officer.

Total assets reached a record high of $1.61 billion at December 31, 2011, an increase of $124.23 million, or 8.3% over year end 2010. Total shareholders’ equity also reached a record high of $109.54 million at December 31, 2011. Book value per share increased $1.51 per share, or 9.4%, to $17.57 during 2011. Our capital ratios remain very strong, with a Tier 1 leverage ratio of 8.08%, a total risk-based capital ratio of 15.92% and a tangible capital ratio of 6.80%.

We also achieved a new record high in our loan portfolio. Ending loan balances at December 31, 2011 were $1.03 billion, an increase of $19.55 million from ending loan balances at September 30, 2011, and an increase of $116.83 million, or 13%, from ending loan balances of December 31, 2010.

The following table summarizes the components of our loan portfolio as of the periods indicated:

(In thousands)	December 31, 2011	September 30, 2011	December 31, 2010
Commercial, financial and agricultural	$146,990	$156,043	$ 112,514
Municipal loans	101,705	97,015	67,861
Real estate loans – residential	439,818	425,620	422,981
Real estate loans – commercial	313,915	310,863	284,296
Real estate loans – construction	18,993	12,238	16,420
Installment loans	5,806	5,858	6,284
All other loans	399	439	438
Total loans	$1,027,626	$1,008,076	$ 910,794

Growth in our commercial and municipal categories was a focus for us this year and reflects the acquisition of new customers and growth within our existing customer base. Residential loan growth was concentrated in the last six months of the year and was driven by increased first mortgage refinance volume due to the very low interest rate environment.

We booked a $250 thousand provision for credit losses during the fourth quarter of 2011, compared to a negative provision of $1.95 million during the fourth quarter of 2010. The 2011 provision for credit losses was $750 thousand, compared to a negative provision of $1.75 million for 2010. Asset quality remained very strong throughout 2011; nonperforming assets totaled $2.87 million, or 0.18% of total assets, at December 31, 2011, compared to $4.30 million, or 0.29% of total assets, at December 31, 2010. Additionally, loans past due 30-89 days were $213 thousand at December 31, 2011, compared to $1.29 million at December 31, 2010. Net charge-offs for 2011 were minimal at $151 thousand, or 0.02% of total loans.

Our investment portfolio totaled $512.31 million at December 31, 2011, an increase of $45.55 million from the December 31, 2010 ending balance of $466.76 million. We sold bonds with a book value of $131.86 million during 2011 for a net pre-tax gain of $1.05 million; these trades allowed us to lock in gains on faster paying mortgage-backed securities and helped us to reduce our exposure to premium write-off in the portfolio. All but $6.11 million of the bonds in our portfolio carry some type of agency guarantee.

Total deposits also reached a record high during 2011 and ended the year at $1.18 billion, an increase of $85.68 million, or 7.8%, from balances of $1.09 billion at December 31, 2010, and an increase of $12.32 million from balances at September 30, 2011. Average balances for the fourth quarter of 2011 were $1.16 billion, an increase of $82.11 million from fourth quarter 2010 average balances of $1.08 billion. Demand deposits have shown solid growth during 2011, increasing by $56.11 million, or 39.7%, to $197.52 million at December 31, 2011 from $141.41 million at December 31, 2010. Deposits have continued to migrate away from time deposit categories during 2011. Time deposits as a percentage of total deposits have decreased from 33.5% at December 31 2010 to 29.6% at the December 31, 2011. We experienced strong growth in transaction accounts led by business and retail balances during 2011. Short-term retail repo balances ended 2011 at $262.53 million, a $37.83 million increase from December 31, 2010 attributable to new and expanded municipal banking relationships.

Our taxable equivalent net interest income was $12.92 million for the fourth quarter of 2011, and $51.30 million for the year ended December 31, 2011, compared to $12.22 million for the fourth quarter of 2010 and $50.35 million for the year ended December 31, 2010. Our taxable equivalent net interest margin decreased 24 basis points during the fourth quarter of 2011 to 3.37% from 3.61% for the third quarter of 2011, and was unchanged from the fourth quarter of 2010. The margin decreased by 14 basis points for 2011 to 3.51% from 3.65% for 2010. The most significant driver of the decreased margin has been reduced yield on both our loan and investment portfolios. The average rate earned on loans decreased 32 basis points during 2011 to 4.86%, while the average rate earned on our investment portfolio decreased 34 basis points to 2.90% during the same period. We have continued our efforts to offset decreased yields on the asset side by reducing our liability costs, as a result of which the average cost of interest bearing liabilities decreased 23 basis points during 2011 to 0.70%.

“Growth in our balance sheet allowed us to offset compression in net interest margin in the second half of 2011. We are very pleased to have increased taxable equivalent net interest income during the year,” commented Mr. Tuttle.

Total noninterest income decreased to $2.32 million for the fourth quarter of 2011 from $2.54 million for the same period in 2010; and decreased to $10.38 million for 2011 from $11.63 million for 2010. Excluding net gains (losses) on security sales and other than temporary impairment losses, noninterest income increased slightly to $2.37 million for the fourth quarter of 2011 from $2.36 million for the fourth quarter of 2010, and decreased to $9.39 million for 2011 from $9.72 million for 2010. Trust fees increased to $622 thousand and $2.52 million for the quarter and year ended December 31, 2011, respectively, compared to $573 thousand and $2.16 million for the same periods in 2010, a result of a combination of increased sales and improved market performance. Revenue related to service charges on deposits increased slightly to $1.10 million for the fourth quarter of 2011 compared to $1.08 million for the fourth quarter of 2010. This category decreased to $4.30 million for 2011 compared to $4.93 million for 2010. The decrease is a result of legislative changes restricting overdrafts that went into effect on August 15, 2010. Net overdraft fee revenue decreased to $3.43 million for 2011 compared to $4.05 million for 2010. Net overdraft fee revenue was $879 thousand for the fourth quarter of 2011, a slight increase from $858 thousand for the fourth quarter of 2010.

Total noninterest expense decreased to $9.90 million from $13.34 million for the fourth quarter of 2011 compared to the same period in 2010; and decreased to $41.26 million from $42.43 million for 2011 compared to 2010. There were a number of increases and decreases that contributed to this overall increase.

➢

The largest change for 2011 compared to 2010 was a result of decreased prepayment penalties in 2011 compared to 2010. During the fourth quarter of 2010 we prepaid $46.50 million in long term debt and incurred a $3.07 million prepayment penalty. There were no debt prepayments during the fourth quarter of 2010, however, we prepaid $16.00 million in long-term debt during the third quarter of 2011 and incurred prepayment penalties of $861 thousand.

➢

Salaries, wages and benefits decreased to $4.97 million for the fourth quarter of 2011 compared to $5.38 million for the fourth quarter of 2010, a result of adjustments to expected incentive payouts in the fourth quarter of 2010. Salaries and wages were slightly higher at $20.52 million for 2011 compared to $20.50 million for 2010.

➢

Occupancy and equipment expenses increased to $7.19 million for 2011 compared to $6.64 million for 2010 as a result of capital investments, which we expect will provide us with additional operating efficiencies and revenue enhancement opportunities.

➢

Legal and professional fees increased to $2.81 million for 2011 compared to $2.44 million for 2010 as consultants were retained to help us explore opportunities for expense reductions and improved operating efficiencies.

➢

FDIC insurance expense for 2011 decreased to $936 thousand from $1.42 million for 2010 as a result of new deposit insurance assessment rules that went into effect on April 1, 2011.

➢

Other real estate owned (“OREO”) expense for 2011 was $193 thousand, compared to a negative expense of $298 thousand during 2010, a result of sales of OREO properties.

We previously announced the extension, through January 2013, of our stock buyback program, originally adopted in January 2007. Under the program we may repurchase 200,000 shares of our common stock on the open market from time to time, and have purchased 143,475 shares since the program's adoption in 2007. Although we did not repurchase any our shares during 2011, and do not expect to repurchase shares in the near future, we wanted to preserve the flexibility of an active buyback program.

Michael R. Tuttle, our President and Chief Executive Officer, Janet P. Spitler, our Chief Financial Officer and Geoffrey R. Hesslink, Executive Vice President and Senior Lender will host a conference call to discuss these earnings results at 10:00 a.m. Eastern Time on Friday, January 27, 2012. Interested parties may participate in the conference call by dialing (800) 230-

1059; the title of the call is Merchants Bancshares, Inc. Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until noon on Friday, February 3, 2012. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 222040.

Merchants Bank was established in 1849 in Burlington, Vermont. Our continuing mission is to provide Vermonters with a statewide community bank that combines a strong technology platform with a genuine appreciation for local markets. We deliver this commitment through a branch-based system that includes: 34 community bank offices and 40 ATMs throughout Vermont; local community banking managers and personal bankers dedicated to high-quality customer service; online banking, phone banking, and electronic bill payment services; high-value depositing programs that feature Cash Rewards Checking, Rewards Checking for Business, business cash management, money market accounts, health savings accounts, certificates of deposit, Flexible CD, IRAs, and overdraft assurance; feature-rich loan programs including mortgages, home equity credit, vehicle loans, personal and small business loans and lines of credit; and merchant card processing. We offer a strong set of commercial and government banking solutions, delivered by experienced banking officers in markets throughout the state; these teams provide customized financing for medium-to-large companies, non-profits, cities, towns, and school districts. Merchants Trust Company provides investment management, financial planning and trustee services. Please visit www.mbvt.com for access to our information, programs, and services. Our stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC. Equal Housing Lender.

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $534 thousand and $1.93 million for the three months and year ended December 31, 2011, respectively, and $397 thousand and $1.19 million was added back for the three months and year ended December 31, 2010, respectively. An additional non-GAAP financial measure we use is the tangible equity ratio. Because we have no intangible assets, our tangible equity is the same as our book equity. We believe that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants’ future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, general, national, regional or local economic conditions which are less favorable than anticipated, including continued global recession, impacting the performance of our investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of our interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact our ability to take appropriate action to protect our financial interests in certain loan situations.

You should not place undue reliance on our forward-looking statements, and are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	12/31/11	09/30/11	12/31/10	09/30/10
Balance Sheets - Period End
Total assets	$ 1,611,869	$ 1,560,949	$ 1,487,644	$ 1,481,908
Loans	1,027,626	1,008,076	910,794	906,906
Allowance for loan losses ("ALL")	10,619	10,480	10,135	10,090
Net loans	1,017,007	997,596	900,659	896,816
Investments-taxable	512,309	418,543	466,756	503,332
Federal Home Loan Bank ("FHLB") stock	8,630	8,630	8,630	8,630
Interest earning cash and other short-term investments	27,420	86,438	62,273	7,239
Other assets	46,503	49,742	49,326	65,891
Non-interest bearing deposits	197,522	180,696	141,412	136,636
Savings, interest bearing checking and money market accounts	632,110	630,355	584,582	565,927
Time deposits	348,248	354,508	366,202	370,086
Securities sold under agreement to repurchase and
other short-term debt	262,527	225,351	227,657	175,133
Securities sold under agreement to repurchase, long-term	--	--	7,500	54,000
Other long-term debt	22,562	22,581	31,139	31,158
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	18,744	18,839	9,202	29,236
Shareholders' equity	109,537	108,000	99,331	99,113

Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,564,335	$ 1,503,192	$ 1,488,753	$ 1,436,703
Loans	1,014,105	1,007,240	905,048	917,682
Allowance for loan losses	10,584	10,550	10,676	10,461
Net loans	1,003,521	996,690	894,372	907,221
Investments-taxable	443,713	366,435	475,046	416,406
FHLB stock	8,630	8,630	8,630	8,630
Interest earning cash and other short-term investments	53,907	76,887	48,217	29,683
Other assets	54,564	54,550	62,488	74,763
Non-interest bearing deposits	190,864	171,648	143,175	135,434
Savings, interest bearing checking and money market accounts	622,208	600,639	571,742	553,625
Time deposits	349,832	355,007	365,873	370,532
Securities sold under agreement to repurchase and other short-term debt	240,733	208,629	205,529	160,738
Securities sold under agreement to repurchase, long-term	--	3,995	38,353	54,000
Other long-term debt	22,569	27,763	31,145	31,165
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	9,783	9,341	13,621	13,061
Shareholders' equity	107,727	105,551	98,696	97,529
Interest earning assets	1,520,355	1,459,192	1,436,942	1,372,401
Interest bearing liabilities	1,255,961	1,216,652	1,233,261	1,190,679

Ratios and Supplemental Information - Period End
Book value per share	$ 18.54	$ 18.29	$ 16.95	$ 16.93
Book value per share (1)	$ 17.57	$ 17.35	$ 16.06	$ 16.05
Tier I leverage ratio	8.08%	8.26%	7.90%	8.11%
Total risk-based capital ratio	15.92%	15.81%	16.10%	15.87%
Tangible capital ratio (2)	6.80%	6.92%	6.68%	6.69%
Period end common shares outstanding (1)	6,232,783	6,224,886	6,186,363	6,174,524

Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 2,511	$ 3,192	$ 4,104	$ 3,437
Nonperforming assets ("NPAs")	$ 2,869	$ 3,532	$ 4,295	$ 3,457
NPLs as a percent of total loans	0.24%	0.32%	0.45%	0.38%
NPAs as a percent of total assets	0.18%	0.23%	0.29%	0.23%
ALL as a percent of NPLs	423%	328%	247%	294%
ALL as a percent of total loans	1.03%	1.04%	1.11%	1.11%

(1)

This book value and period end common shares outstanding includes 325,703; 320,845; 327,100; and 321,776 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance. Because we have no intangible assets, our tangible equity is the same as our book equity.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Twelve Months Ended December 31,
	2011	2010
Balance Sheets - Year to-Date Averages
Total assets	$ 1,507,656	$ 1,438,730
Loans	971,003	912,363
Allowance for loan losses	10,432	10,609
Net loans	960,571	901,754
Investments-taxable	427,540	428,428
FHLB stock	8,630	8,630
Federal funds sold and other short-term investments	54,186	30,054
Other assets	56,729	69,864
Non-interest bearing deposits	163,090	129,947
Savings, interest bearing checking and money market accounts	599,297	548,788
Time deposits	357,847	374,768
Securities sold under agreement to repurchase and other short-term debt	219,976	174,895
Securities sold under agreement to repurchase, long-term	4,726	50,056
Other long-term debt	28,117	31,179
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619
Other liabilities	10,345	12,898
Shareholders' equity	103,639	95,580
Interest earning assets	1,461,359	1,379,475
Interest bearing liabilities	1,230,582	1,200,305

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended December 31,		For the Twelve Months ended December 31,
	2011	2010	2011	2010
Operating Results
Interest income
Interest and fees on loans	$ 11,441	$ 11,366	$ 45,271	$ 46,041
Interest and dividends on investments	2,949	3,038	12,747	14,221
Total interest and dividend income	14,390	14,404	58,018	60,262
Interest expense
Deposits	1,030	1,276	4,474	5,614
Short-term borrowings	523	459	2,205	1,623
Long-term debt	452	850	1,965	3,870
Total interest expense	2,005	2,585	8,644	11,107
Net interest income	12,385	11,819	49,374	49,155
Provision (credit) for credit losses	250	(1,950)	750	(1,750)
Net interest income after provision for credit losses	12,135	13,769	48,624	50,905
Noninterest income
Trust Company income	622	573	2,516	2,163
Service charges on deposits	1,103	1,076	4,298	4,929
Gain (loss) on investment securities, net	2	185	1,049	2,082
Other-than-temporary impairment losses on securities	(55)	--	(55)	(169)
Equity in losses of real estate limited partnerships, net	(442)	(409)	(1,766)	(1,672)
Other noninterest income	1,085	1,116	4,338	4,298
Total noninterest income	2,315	2,541	10,380	11,631
Noninterest expense
Salaries, wages and benefits	4,973	5,375	20,517	20,499
Occupancy and equipment expenses	1,813	1,743	7,190	6,635
Legal and professional fees	713	592	2,811	2,443
Marketing expenses	474	492	1,733	1,505
State franchise taxes	314	279	1,265	1,151
FDIC insurance	196	350	936	1,415
Prepayment penalty	--	3,071	861	3,071
Other real estate owned	65	1	193	(298)
Other noninterest expense	1,350	1,434	5,754	6,006
Total noninterest expense	9,898	13,337	41,260	42,427
Income before provision for income taxes	4,552	2,973	17,744	20,109
Provision for income taxes	843	429	3,124	4,648
Net income	$ 3,709	$ 2,544	$ 14,620	$ 15,461

Ratios and Supplemental Information
Weighted average common shares outstanding	6,229,430	6,183,555	6,212,187	6,167,446
Weighted average diluted shares outstanding	6,243,632	6,195,206	6,223,769	6,171,473
Basic earnings per common share	$ 0.60	$ 0.41	$ 2.35	$ 2.51
Diluted earnings per common share	$ 0.59	$ 0.41	$ 2.35	$ 2.51
Return on average assets	0.95%	0.68%	0.97%	1.07%
Return on average shareholders' equity	13.77%	10.31%	14.11%	16.18%
Average yield on loans	4.68%	5.16%	4.86%	5.18%
Average yield on investments	2.57%	2.48%	2.90%	3.24%
Average yield of interest earning assets	3.89%	4.09%	4.10%	4.45%
Average cost of interest bearing deposits	0.42%	0.54%	0.47%	0.61%
Average cost of borrowed funds	1.36%	1.76%	1.52%	1.98%
Average cost of interest bearing liabilites	0.63%	0.83%	0.70%	0.93%
Net interest rate spread	3.26%	3.26%	3.40%	3.53%
Net interest margin	3.37%	3.37%	3.51%	3.65%
Net interest income on a fully taxable equivalent basis	$ 12,919	$ 12,216	$ 51,304	$ 50,348
Net recoveries (charge-offs) to Average Loans	0.00%	0.21%	(0.02%)	0.09%
Net recoveries (charge-offs)	$ 14	$ 2,084	$ (151)	$ 802
Efficiency ratio (1)	61.55%	66.66%	62.61%	62.16%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:

As of December 31, 2011, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.26 million.